UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Advisory Board Company
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2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

July 26, 2012

Dear fellow stockholders:

On behalf of the Board of Directors and management, I invite you to attend the 2012 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, N.W., Washington, D.C. 20037, on September 11, 2012, at 10:00 a.m., local time.

At the meeting, you will be asked to elect as directors the eight nominees named in the accompanying proxy statement, to ratify the selection of the company’s independent registered public accounting firm for fiscal year 2013, and to approve an amendment to the company’s certificate of incorporation to increase the company’s authorized common stock. You also will be asked to approve, by an advisory vote, the company’s named executive officer compensation as described in the proxy statement. These matters are discussed in detail in the proxy statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of our company and an opportunity for stockholders to ask questions of general interest.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, date, sign, and return the enclosed proxy card in the postage-prepaid envelope.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 11, 2012

The 2012 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at its corporate headquarters at 2445 M Street, N.W., Washington, D.C. 20037, on September 11, 2012, at 10:00 a.m., local time. At the meeting we will ask stockholders to act on the following four proposals, which are further described in the accompanying proxy statement:

1.	to elect the eight nominees named in the proxy statement to our Board of Directors, each to serve for a term expiring at our 2013 annual meeting of stockholders or upon the election and qualification of a successor;

2.	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013;

3.	to approve an amendment to the company’s certificate of incorporation to increase the company’s authorized common stock; and

4.	by an advisory vote, to approve the company’s named executive compensation as described in the accompanying proxy statement.

In addition, stockholders will consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 18, 2012, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A copy of our annual report to stockholders for our 2012 fiscal year is enclosed with this notice.

Your broker or bank will not be permitted to vote on your behalf on the election of directors or most of the other annual meeting proposals unless you provide specific direction by following the instructions provided to you in your voting instruction card. For your vote to be counted, you will need to communicate your voting decision to your broker or bank before the date of the annual meeting.

All stockholders are cordially invited to attend this meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by completing, signing, and returning by mail a proxy card in the enclosed postage-prepaid envelope. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.

July 26, 2012

2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information	1
Proxy Solicitation	1
Voting, Revocability of Proxies, and Voting Procedure	1
Vote Required	2
Recommendations of the Board of Directors	3
Admittance to Annual Meeting	3
Annual Report to Stockholders and Other Information	3
Proxy Solicitation Costs	3
Important Notice Regarding Delivery of Stockholder Documents	3
PROPOSAL NO. 1 Election of Directors	4
Director Nominees	4
PROPOSAL NO. 2 Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2013	7
Fees	7
Audit and Non-Audit Service Pre-Approval Policy	8
Audit Committee Report	9
PROPOSAL NO. 3 Approval of Amendment to the Company’s Certification of Incorporation	10
Why We Believe You Should Vote for the Charter Amendment	10
Currently Authorized Capital Stock	11
Future Stockholder Approval of Common Stock Issuances	11
Required Vote and Board of Directors’ Recommendation	12
PROPOSAL NO. 4 Advisory Vote on Approval of Named Executive Officer Compensation	12
Board Corporate Governance Matters	12
Director Independence	12
Board of Directors Meetings and Committees	13
Board Leadership Structure	14
Board’s Role in Risk Oversight	15
Compensation Committee Interlocks and Insider Participation	15
Consideration of Director Candidates	16
Board of Directors Compensation	16
Related Person Transactions	17
Corporate Governance Principles	17
Code of Ethics	17
Communications with the Board	17
Communications with the Audit Committee	18
Compensation Committee Report	18
Compensation Discussion and Analysis	18
Executive Summary	18
Oversight of Our Executive Compensation Program	19
Elements of Total Direct Compensation	20

2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on September 11, 2012

This proxy statement and our 2012 annual report to stockholders are available electronically on our website at www.advisory.com/IR.

Proxy Solicitation

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at our 2012 Annual Meeting of Stockholders to be held at our principal executive offices at 2445 M Street, N.W., Washington, D.C. 20037, on September 11, 2012, at 10:00 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company,” “we,” “us,” “our,” and similar terms refer to The Advisory Board Company.

On June 18, 2012, we completed a two-for-one split of our common stock, which doubled the number of our outstanding shares of common stock. All share numbers and per share information presented in this proxy statement for dates before June 18, 2012 have been retroactively adjusted to give effect to the share increase resulting from the stock split.

This proxy statement and the accompanying notice of annual meeting and proxy card are first being mailed to our stockholders on or about July 27, 2012.

Voting, Revocability of Proxies, and Voting Procedure

Record Date.    Only holders of record of our common stock at the close of business on July 18, 2012, which is the record date for the annual meeting, will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the record date, we had 34,575,871 shares of common stock outstanding and entitled to receive notice of and to vote at the annual meeting.

Quorum.    Holders of our common stock are entitled to one vote for each share of common stock they held on the record date. If a majority of the shares issued and outstanding and entitled to vote at the annual meeting on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum for the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder also will be counted as present in determining whether we have a quorum, even if such record holder indicates that it does not have discretionary authority to vote the shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

Voting by Stockholders of Record; Revocability of Proxies.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you may vote your shares by completing, dating, signing, and returning the accompanying proxy card in the postage-prepaid envelope enclosed for that purpose, whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares subject to the proxy are voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the annual meeting, or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, at or before the taking of the vote at the annual meeting.

Voting Instructions by Beneficial Owners.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct the broker, bank, or other nominee that holds your shares on how to vote the shares. Your nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares. Please check your voting instruction card or contact your nominee to determine how you can revoke or change your voting instructions or vote in person at the annual meeting. If you do not provide your nominee with voting instructions, your shares may constitute broker non-votes.

Attendance at Annual Meeting.    As the beneficial owner of shares, you are invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Vote Required

Assuming a quorum is present at the annual meeting, election of the eight nominees to the Board of Directors in accordance with Proposal 1 will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In the election of directors, votes may be cast “for” or withheld with respect to any or all nominees. Votes to “withhold” will have no effect on the outcome of the vote. Broker non-votes will not affect the outcome of the vote on this proposal.

Assuming a quorum is present at the annual meeting, ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending March 31, 2013 in accordance with Proposal 2 will require the affirmative vote of a majority of the votes cast at the annual meeting. An abstention from voting on this proposal will have the same effect as a vote against the proposal.

Assuming a quorum is present at the annual meeting, approval of an amendment to the company’s certificate of incorporation to increase the company’s authorized common stock as described in Proposal 3 will require the affirmative vote of a majority of the shares of common stock outstanding as of the annual meeting record date and entitled to vote on this proposal. An abstention from voting on this proposal or a broker non-vote will have the same effect as a vote against the proposal.

Assuming a quorum is present at the annual meeting, approval, by an advisory vote, of the company’s named executive officer compensation as described in this proxy statement in accordance with Proposal 4 will require the affirmative vote of a majority of the votes cast at the annual meeting. An abstention from voting on this proposal will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the vote on this proposal.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote:

•	FOR the election of each nominee to the Board of Directors;

•	FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending March 31, 2013;

•	FOR approval of an amendment to the company’s certificate of incorporation to increase the company’s authorized common stock as described in Proposal 3; and

•	in an advisory vote, FOR approval of the company’s named executive officer compensation as described in this proxy statement.

If you submit a properly signed proxy but do not indicate voting instructions for a particular proposal, your shares will be voted FOR that proposal.

Admittance to Annual Meeting

You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. The purpose of this requirement is to help us verify that you are a stockholder of the company.

Annual Report to Stockholders and Other Information

A copy of our 2012 annual report to stockholders, which contains our audited consolidated financial statements for the fiscal year ended March 31, 2012, accompanies this proxy statement. The annual report to stockholders does not constitute proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission (“SEC”) will be furnished without charge, without exhibits, to stockholders of record or beneficial owners of our common stock as of July 18, 2012, upon request to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The 2012 Form 10-K is also available through the company’s website at www.advisory.com.

Proxy Solicitation Costs

We will pay the costs of preparing, printing, and mailing this proxy statement, the accompanying notice and proxy card, and our 2012 annual report to stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the company’s shares. We have engaged MacKenzie Partners Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed a total of $15,000. Our officers, directors, and employees, who will not receive any compensation for their services, may solicit proxies by telephone, facsimile, e-mail, and personal solicitation.

Important Notice Regarding Delivery of Stockholder Documents

Only one copy of this proxy statement and our 2012 report is being sent to beneficial owners of our common stock who share the same last name and address, unless they have notified the broker, bank, or other nominee that holds their shares that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs.

If any beneficial owner received a householding mailing this year and would like to receive a separate copy of this proxy statement and our 2012 annual report, we will deliver a copy promptly upon request if the beneficial owner writes to us at The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or calls us at (202) 266-5600.

If any beneficial owners wish to discontinue householding for future proxy solicitations and receive a separate copy of the proxy statement and annual report, they should so notify the broker, bank, or other nominee that holds their shares.

If any beneficial owners received multiple copies of this proxy statement and our 2012 annual report and would prefer to receive a single copy in the future, they should so notify the broker, bank, or other nominee that holds their shares.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our annual meeting materials, one from each brokerage firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under the company’s certificate of incorporation and bylaws, the number of directors that will constitute the whole Board of Directors will be determined by a resolution of the Board. Our Board of Directors currently has eight members. Upon the recommendation of the Governance Committee, the Board of Directors has nominated all of the current directors for re-election to the Board at the annual meeting.

Election of the eight nominees to the Board of Directors will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes may be cast “for” or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy or voting instructions and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board of Directors does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board of Directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected.

Director Nominees

The following table presents information as of June 22, 2012 concerning the company’s nominees for election to the Board of Directors. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until the nominee’s earlier death, resignation, or removal.

Name of Director Nominee	Age	Principal Occupation	Director Since
Robert W. Musslewhite	42	Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	46	Vice Chairman of the Board, Executive Vice President and Chief Operating Officer, MicroStrategy Incorporated	2009
Peter J. Grua	58	Partner, HLM Venture Partners	2007
Kelt Kindick	57	Chief Financial Officer, Bain & Company	2001
Mark R. Neaman	61	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	53	Independent Consultant	2004
Frank J. Williams	45	Chief Executive Officer, Evolent Health, Inc.	2001
LeAnne M. Zumwalt	53	Group Vice President, DaVita, Inc.	2001

Set forth below is biographical information about each of the director nominees. In addition, we have set forth the experience, qualifications, attributes, and skills of each director the Board of Directors considered in determining that such director should serve on the Board.

Robert W. Musslewhite has served as a member of our Board of Directors since May 2008 and became our Chief Executive Officer in September 2008. Mr. Musslewhite joined the company in 2003, initially serving in executive roles in strategic planning and new product development. In 2007, he was named Executive Vice President and general manager in charge of software-based programs, and was appointed Chief Executive Officer the following year. Prior to joining us, Mr. Musslewhite was an Associate Principal in the Washington, D.C., Amsterdam, and Dallas offices of McKinsey & Company, where he served a range of clients across the consumer products and other industries and was a co-leader of McKinsey’s Pricing Center. Mr. Musslewhite has an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School. The Board selected Mr. Musslewhite because of his extensive knowledge and experience in all aspects of the company’s business, his eight years of leadership experience with the company, including in his current role as Chief Executive Officer, and his six years of experience in the consulting and information services fields prior to joining the company.

Sanju K. Bansal has served as a member of our Board of Directors since November 2009. Mr. Bansal is Executive Vice President, Chief Operating Officer and Vice Chairman of the Board for MicroStrategy Incorporated, a worldwide provider of business intelligence software. He has served as that company’s Executive Vice President and Chief Operating Officer since 1993. Mr. Bansal has been a member of MicroStrategy’s Board of Directors since September 1997 and has served as Vice Chairman of its Board of Directors since November 2000. Prior to joining MicroStrategy as Vice President, Consulting in 1990, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. The Board selected Mr. Bansal because of his strong background in consulting and information and systems technology, each of which is important to understanding and overseeing our operations and offerings, his leadership experience as a senior executive of a public company, his 12 years of corporate governance experience as a member of a public company board of directors, and his extensive knowledge of relevant technologies.

Peter J. Grua has served as a member of the Board of Directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm, where his investment activities focus on health services, medical technologies, and health care information technologies. Prior to joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Previously, he was a research analyst at William Blair Company, an investment banking firm, and a strategy consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm. Mr. Grua is currently a director of Health Care REIT, which is listed on the New York Stock Exchange. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University. The Board selected Mr. Grua because of his extensive knowledge of healthcare and consulting businesses, each of which is important to understanding and overseeing our operations and offerings, and his perspective and insights in assessing and valuing business initiatives relevant to our operations and markets, gained by almost ten years of experience as a research analyst and strategy consultant and 20 years of experience as a public market investor and healthcare venture capitalist.

Kelt Kindick has served as a member of our Board of Directors since November 2001, and was named Lead Director in November 2004. He has served as Chief Financial Officer at Bain & Company, a management consulting firm, since January 2009. Mr. Kindick joined Bain & Company in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School. The Board selected Mr. Kindick because of his longstanding service as a partner at a leading management consulting firm where he has developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience gained as a Chief Financial Officer of a professional services firm and of a state government.

Mark R. Neaman has served as a member of our Board of Directors since November 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, a $1.7 billion integrated provider of healthcare services which includes four hospitals, a physician multi-specialty group practice with more than 800 physicians, and a $100 million research institute. NorthShore also is an academic affiliate of The University of Chicago Pritzker School of Medicine, where Mr. Neaman holds a faculty position as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University. The Board selected Mr. Neaman because his 20 years of leadership experience as Chief Executive Officer of a nationally recognized healthcare system and his knowledge of current issues facing the industry, future healthcare trends, and potential new product concepts, all of which are important to understanding and overseeing our operations and offerings, and his operational knowledge and experience in managing a growth enterprise.

Leon D. Shapiro has served as a member of our Board of Directors since November 2004. Since September 2011, Mr. Shapiro has served as a strategic advisor and consultant to private equity, research, and software firms. From May 2011 to August 2011, Mr. Shapiro served as Executive Vice President of Client Relations for LogicSource, a business process management company focused on the procurement of printed materials and related commodities and services. Between 2007 and March 2011, Mr. Shapiro served as Senior Vice President, Strategy and Operations at Warner Music Group, a music company. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail market research, where he led their entertainment and technology-related businesses. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., a provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. Previously, Mr. Shapiro was Senior Vice President and General Manager of Gartner Community, which included Gartner’s Worldwide Events, Best Practices and Executive Programs business divisions. He earned his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel. The Board selected Mr. Shapiro because of his leadership and operational experience as a senior executive of several public and private companies, including his extensive years of experience at a leading research and information services provider where he developed new research and information products, managed renewals and sales, and led corporate strategy formulation, all of which are relevant to and synergistic with our business model.

Frank J. Williams has served as a member of our Board of Directors since June 2001. Mr. Williams joined us as an Executive Vice President in September 2000 and was our Chief Executive Officer from June 2001 through August 2008. Effective August 31, 2011, Mr. Williams became the Chief Executive Officer and a director of Evolent Health, Inc., a joint business venture between the company and University of Pittsburgh Medical Center that provides a platform for population and health plan management to hospital systems. Mr. Williams served as Chairman of the Board of Directors from November 2004 through August 2008 and became Executive Chairman of the company in September 2008, and began serving as Chairman of our Board of Directors when he joined Evolent Health, Inc. in August 2011. From 2000 through January 2001, Mr. Williams was the President of an affiliated company, eHospital Inc., whose business focused on developing and delivering health care content to patients and providers via the internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmerica OnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Mr. Williams also served as a Vice President of Vivra Incorporated and as the General Manager of Vivra Orthopedics, an operational division of Vivra Specialty Partners, a private health care services and technology firm. Earlier in his career, Mr. Williams was employed by Bain & Company, a management consulting firm. Mr. Williams received a B.A. degree from University of California, Berkeley, and an M.B.A. from Harvard Business School. The Board selected Mr. Williams because of his extensive knowledge and experience in all aspects of the company’s business, his nine years of leadership experience with the company, including in his former role as Chief Executive Officer, and his more than ten years of experience in the healthcare and consulting services fields prior to joining the company.

LeAnne M. Zumwalt has served as a member of our Board of Directors since November 2001. Ms. Zumwalt has served as a Vice President of DaVita, Inc., a publicly-held provider of dialysis services, since 2000 and was promoted to Group Vice President in 2010. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a privately-held health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly-held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Prior to joining Vivra Incorporated, Ms. Zumwalt was with Ernst & Young LLP, an international accounting firm, for ten years. Ms. Zumwalt received a B.S. degree from Pacific Union College. The Board selected Ms. Zumwalt because of her strong experience in healthcare and technology, each of which is important to understanding and overseeing our operations and offerings, her eight years of financial experience as a Vice President and a Chief Financial Officer and ten years of accounting experience as a public accountant, her knowledge of financial operations, and her experience with investor relations at two public healthcare services companies.

The Board of Directors unanimously recommends a vote FOR

the election of each of the eight director nominees named above.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2013

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and an audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending March 31, 2013. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take the vote into consideration in determining whether to retain Ernst & Young LLP and whether to engage the firm in future years, but may continue to retain Ernst & Young LLP as the company’s independent registered public accounting firm. If the appointment is ratified by stockholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the company and its stockholders.

Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 will require the affirmative vote of a majority of the votes cast at the annual meeting.

Fees

The following table sets forth approximate aggregate fees billed to us by Ernst & Young, LLP for fiscal years 2012 and 2011:

	Fiscal Year Ended March 31,
	2012	2011
Audit Fees	$482,412	$485,000
Audit-Related Fees	35,000	30,000
Tax Fees	142,000	95,000
All Other Fees	20,000	—

Total	$679,412	$610,000

Audit Fees.     Audit fees were for professional services rendered for the audit of the company’s annual financial statements and reports on the effectiveness of internal control over financial reporting for the fiscal years ended March 31, 2012 and 2011, for reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for the quarterly periods in the fiscal years ended March 31, 2012 and 2011, and for accounting consultations for the fiscal years ended March 31, 2012 and 2011.

Audit-Related Fees.     Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for the fiscal years ended March 31, 2012 and 2011, exclusive of the fees disclosed as Audit Fees above. For the fiscal years ended March 31, 2012 and 2011, audit-related fees included fees for a benefit plan audit and for due diligence services and consultations pertaining to acquisitions.

Tax Fees.     Tax fees were for services related to tax compliance and advisory services rendered during the fiscal years ended March 31, 2012 and 2011.

All Other Fees.     All other fees for 2012 relate to local compliance matters involving our Indian subsidiary, ABCO Advisory Services India Private Ltd. We did not incur any other fees for any other services, exclusive of the fees disclosed relating to audit, audit-related, and tax services, rendered during the fiscal years ended March 31, 2012 and 2011.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.    Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and the attestation engagement for the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.    The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our auditor and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.    The Audit Committee may pre-approve specified other services to be provided by our auditor that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.    The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other members, as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.    The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.    All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent

registered public accounting firm for the fiscal year ending March 31, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for preparing the financial statements and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended March 31, 2012 (the “Audited Financial Statements”) and management’s maintenance of and assessment of the effectiveness of internal control over financial reporting as of March 31, 2012. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence. In addition, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independent registered public accounting firm’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair

Kelt Kindick

Mark R. Neaman

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATION OF INCORPORATION

Stockholders are asked to approve an amendment (the “charter amendment”) to the company’s certificate of incorporation, as amended (the “certificate of incorporation”), to increase the number of authorized shares of common stock by 45,000,000 shares from 90,000,000 shares to 135,000,000 shares. The text of the charter amendment is attached as Annex A to this proxy statement.

You are urged to read this entire proposal. We believe that the charter amendment is in the best interests of our stockholders. We have explained our reasons for supporting this proposal under “Why We Believe You Should Vote for the Charter Amendment” below. The Board of Directors approved the charter amendment on July 10, 2012.

The charter amendment will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware, which we plan to do promptly after our annual meeting if this proposal is approved by our stockholders.

Why We Believe You Should Vote for the Charter Amendment

Our Board of Directors recommends approval of the proposed amendment to increase the number of authorized shares of common stock from the 90,000,000 shares currently authorized by our certificate of incorporation to 135,000,000 shares. We are proposing the charter amendment at this meeting because we completed a two-for-one split of our common stock on June 18, 2012. Upon completion of the stock split, the number of outstanding shares of our common stock doubled to approximately 34 million shares and the number of shares of unissued, unreserved common stock available for future issuance was significantly reduced. Even though the two-for-one stock split increased the number of outstanding shares of our common stock by 100%, the proposed amendment seeks to increase the number of authorized shares of our common stock by only 50%.

The proposed increase in our authorized shares of common stock will enhance our ability to pursue and complete corporate transactions requiring future issuance of our common stock or securities convertible into or exercisable or exchangeable for the common stock (“convertible securities”). Those transactions may include, among others:

•	the issuance of common stock and convertible securities in connection with acquisitions of other companies and otherwise in connection with the growth and expansion of our business;

•	the issuance of common stock or convertible securities in connection with financing and recapitalization transactions, or the declaration of future stock dividends;

•	the future authorization of additional shares of common stock or convertible securities for issuance under our 2009 Stock Incentive Plan or any other incentive compensation plans; and

•

the issuance of common stock or convertible securities in connection with other corporate transactions that implement proper business purposes determined by our Board of Directors to be in the best interests of the company and its stockholders.

As of the date of this proxy statement, we have no understandings or agreements that would require us to issue the additional shares of common stock that would be authorized under the charter amendment. We seek stockholder approval to increase the number of our presently authorized shares in order to permit us to pursue the various transactions referred to above as and when they arise and to provide for our growth and financial stability. Many of the above types of transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek stockholder approval to authorize additional shares. Our Board of Directors believes that it is important for it to have the flexibility to be able to act promptly in the best interests of the company and its stockholders when such circumstances arise. The terms of any future issuance of common stock, including issuance pursuant to convertible securities, will depend largely upon market and financial conditions, the nature and terms of any prospective transaction, and other factors existing at the time of issuance.

Among the transactions referred to above, we may pursue from time to time the acquisition of other companies in accordance with our strategy of supplementing internal growth with a disciplined acquisition program. Such future acquisitions may be effected for a consideration that includes the issuance of shares of our common stock or convertible securities in partial or full payment of the purchase price. We anticipate that the terms of any acquisitions in which we issue shares will be determined through direct negotiations with the security holders or controlling persons of the entities being acquired. As of the date of this proxy statement, we have not entered into any agreements or have any understandings with respect to the issuance of any shares of common stock in connection with any future acquisitions. If we determine to issue shares in connection with future acquisitions, we do not expect that we will seek stockholder approval of such issuance unless we are required to do so under the circumstances described below under “Future Stockholder Approval of Common Stock Issuances.”

We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although we could use the additional shares to make more difficult or to discourage a change of control of our company, even if some stockholders consider such a change of control to be in their best interest. We are not aware of any pending or threatened efforts to acquire control of the company.

Currently Authorized Capital Stock

Our certificate of incorporation currently authorizes us to issue a total of 90,000,000 shares of common stock and a total of 5,000,000 shares of preferred stock, each with a par value of $.01 per share. No currently authorized shares of preferred stock are outstanding. The charter amendment will not increase the number of authorized shares of preferred stock.

Of the 90,000,000 currently authorized shares of our common stock, 34,534,117 shares were outstanding as of July 1, 2012. In addition, as of that date, our Board had reserved a total of approximately 4,066,304 shares of common stock for possible issuance in the future pursuant to the company’s equity compensation plans or other commitments. As of July 1, 2012, there remained approximately 51,399,579 shares of unissued, unreserved shares available for future issuance under our certificate of incorporation.

If the charter amendment is approved by stockholders and implemented, the additional authorized shares of common stock will be part of the existing class of common stock and will increase the number of shares of common stock available for issuance by the company, but will have no effect upon the terms of the common stock or the rights of the holders of the common stock. If and when issued, the proposed additional authorized shares of common stock will have the same rights and privileges as the shares of common stock that are currently outstanding. Any such issuance will have a dilutive effect on existing stockholders. Holders of the proposed additional shares of common stock will not have preemptive rights to purchase any of such additional shares of common stock.

Future Stockholder Approval of Common Stock Issuances

The additional shares of common stock sought by the proposed amendment would be available for future issuance without future action by our stockholders, unless such an action would be required by applicable laws or regulations, including requirements of Delaware law or the rules of the NASDAQ Stock Market (“NASDAQ”), on which our common stock currently is listed, or of any other national securities exchange on which our shares may be listed in the future. Generally, NASDAQ rules require stockholder approval of proposed issuances of additional shares if the issuance would result in an increase of 20% or more in the total number of shares of common stock outstanding before any such proposed issuance, subject to exemptions for certain public offerings for cash and an exception for circumstances in which the delay in securing stockholder approval would seriously jeopardize the listed company’s financial circumstances and certain other conditions are met. Stockholder approval also is required under NASDAQ rules before an issuance of common stock that would result in a change of control of the company. Further, NASDAQ rules require stockholder approval under specified circumstances with respect to certain stock option plans or other equity compensation arrangements and with respect to proposed issuances of common stock or convertible securities to directors, officers, or substantial stockholders of the company or its affiliates.

Required Vote and Board of Directors’ Recommendation

Approval of the charter amendment will require the affirmative vote of the majority of the shares of our common stock outstanding as of the annual meeting record date and entitled to vote on the proposal.

The Board of Directors unanimously recommends a vote FOR

approval of an amendment to the company’s

certificate of incorporation to increase the company’s authorized common stock.

PROPOSAL NO. 4

ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of the company’s named executive officers as described in this proxy statement. This vote, known as “say on pay,” gives you the opportunity to share your views about the compensation we pay to our “named executive officers,” who are the executive officers identified in the Summary Compensation Table presented under “Executive Compensation.”

As described below in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured our executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for the company’s stockholders. The Board of Directors urges stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how the company’s executive compensation practices operate and are designed to achieve our core executive compensation objectives, as well as the Summary Compensation Table and other compensation tables and related narrative appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, we are asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

You may vote for or against this proposal or abstain from voting on the proposal. This “say on pay” vote is advisory and is therefore not binding on the company, the Compensation Committee, or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and, to the extent that there is any significant vote against approval of the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal will require the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors unanimously recommends a vote FOR approval of the company’s compensation of its named executive officers as described in this proxy statement.

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

We apply the director independence standards of the NASDAQ Marketplace Rules in determining the independence of our Board members. Under the Marketplace Rules, a director will qualify as an “independent director” only if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a disqualifying relationship with us of the type described in the Marketplace Rules. The Board has determined that each of the following six of our eight directors is independent under the foregoing standards: Mr. Bansal; Mr. Grua; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt.

In assessing Mr. Bansal’s independence, the Board considered that MicroStrategy Incorporated, of which Mr. Bansal serves as Vice Chairman of the Board, Executive Vice President and Chief Operating Officer, provides certain services and technology to the company, but that the fees paid by the company to MicroStrategy accounted for less than 1% of MicroStrategy’s total revenue for fiscal 2012 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Mr. Neaman’s independence, the Board considered that NorthShore University HealthSystem, of which Mr. Neaman serves as President and Chief Executive Officer, is a member of several of our membership programs, but that the fees paid by NorthShore University HealthSystem to the company accounted for less than 1% of the company’s total revenue for fiscal 2012 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Ms. Zumwalt’s independence, the Board considered that DaVita, Inc., of which Ms. Zumwalt serves as Group Vice President, is a member of one of our membership programs, but that the fees paid by DaVita, Inc. to the company accounted for less than 1% of the company’s total revenue for fiscal 2012 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business.

Board of Directors Meetings and Committees

During fiscal 2012, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which they served.

During fiscal 2012, the Board of Directors met nine times. The Board of Directors meets in regularly scheduled executive sessions at least two times per year and met four times in executive session in fiscal 2012. These sessions, which were attended only by the Board’s independent directors, were chaired by Kelt Kindick, our Lead Director.

We do not have a policy on director attendance at our annual meetings of stockholders. One of our directors attended our 2011 annual meeting of stockholders.

The Board’s standing committees include the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter is available for review on our website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Audit Committee.    The members of our Audit Committee are Ms. Zumwalt, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, in addition to its other responsibilities:

•	is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews our internal controls with the independent registered public accounting firm and management;

•	reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets additional independence criteria applicable to audit committee members under SEC rules. The Board of Directors has determined that all of the company’s Audit

Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met five times during fiscal year 2012.

Governance Committee.    The members of our Governance Committee are Mr. Kindick, Mr. Bansal, Mr. Grua, Mr. Neaman, Mr. Shapiro, and Ms. Zumwalt. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, in addition to its other responsibilities:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding executive officer promotion and succession;

•	annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met once during fiscal year 2012.

Compensation Committee.    The members of our Compensation Committee are Mr. Grua, Mr. Kindick, and Mr. Shapiro. Mr. Grua serves as chair of the Compensation Committee.

The Compensation Committee, in addition to its other responsibilities:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and of directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met seven times during fiscal year 2012.

Subject to applicable legal requirements, the Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in fiscal 2012.

During our 2012 fiscal year, the Compensation Committee retained the services of The Delves Group, a compensation consultant, to provide the Compensation Committee with independent compensation data, analysis, and advice with respect to executive compensation. The Delves Group reports to the Compensation Committee, which has sole authority to retain and terminate the firm and to approve its fees and other retention terms. The Delves Group does not perform any work for the company other than the services performed for the Compensation Committee.

Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee independently discusses and determines his compensation.

Board Leadership Structure

The company’s bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The company believes that the decision whether to separate or combine the offices of Chairman of the Board and Chief Executive Officer should be based upon the Board’s determination of what is in the best interests of the company and its stockholders, in light of then-current and anticipated future circumstances and taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. The Board reviews the structure of Board and company leadership as part of the succession planning process.

The Board has determined that the current Board leadership structure, in which Mr. Williams serves as Chairman of the Board and Mr. Kindick serves as Lead Director, is appropriate at this time, given the specific characteristics and circumstances of the company, the skills and experience of Mr. Williams, Mr. Kindick, and Mr. Musslewhite, who serves as our Chief Executive Officer. The Board recognizes that, depending on the specific characteristics and circumstances of the company, other leadership structures might also be appropriate. A Board leadership structure combining the roles of Chairman of the Board and Chief Executive Officer has previously served the company and its stockholders well and may serve them well in the future.

Because the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has appointed an independent director as Lead Director. As indicated above, Mr. Kindick currently serves as the Lead Director. The Lead Director’s responsibilities include:

•	chairing executive sessions of the Board and the Governance Committee;

•	calling special executive sessions, including at the request of the independent directors;

•	presiding at meetings of the Board in the absence of the Chairman and the Chief Executive Officer;

•	consulting on meeting agendas and scheduling matters;

•	acting as a liaison between the Chairman and the independent directors; and

•	performing such other duties as the independent directors may determine from time to time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the risk management policies of the company. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors periodically engages in discussions of the most significant risks facing the company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the company and from the Audit Committee and the Compensation Committee as part of their regular reporting processes. The Audit Committee is responsible for the oversight of risk policies and processes relating to the company’s financial statements and financial reporting processes. The Audit Committee also reviews with management and the independent auditor the company’s policies and procedures with respect to risk assessment and risk management. The Compensation Committee monitors the risks associated with compensation plans, including the effect compensation plans may have on risk decisions.

Members of the senior management of the company (including our Chief Financial Officer and General Counsel) report directly to our Chief Executive Officer, providing him with information concerning the company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the Audit Committee, and the Compensation Committee and the company’s senior management enables the Board to effectively oversee the company’s risk management processes.

Compensation Committee Interlocks and Insider Participation

Messrs. Grua, Kindick, and Shapiro served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent directors, and none of them has been an officer or employee of the company at any time, nor did any of them have a relationship requiring disclosure by the company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our Compensation Committee. Mr. Musslewhite serves on the board of directors of Evolent Health, Inc., which oversees the compensation of Mr. Williams, who presently serves as the Chief Executive Officer of Evolent Health, Inc. and as a member of our Board.

Consideration of Director Candidates

The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information demonstrating their own stock ownership to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as other director candidates.

The Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with significant and varied experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board does not have a formal diversity policy. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees that as a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets the compensation of our non-employee directors under the company’s 2005 Stock Incentive Plan and 2009 Stock Incentive Plan and such other arrangements as are deemed to be appropriate. Neither Mr. Williams nor Mr. Musslewhite, the two employee members of the Board, receive compensation for their service on the Board.

For their Board service in fiscal 2012, non-employee directors were paid a cash retainer of $30,000, and chairs of our committees received an additional cash retainer of $10,000. For their Board service from the 2010 annual meeting of stockholders in September 2010 until the 2011 annual meeting of stockholders in September 2011, the non-employee directors were granted in April 2011 an annual award of restricted stock units (“RSUs”) with a grant date value of approximately $100,000, except that Mr. Kindick was granted an annual award of RSUs with a grant date value of approximately $160,000 because of his additional responsibilities as Lead Director. The RSUs awarded in April 2011 vested in full in May 2012.

The following table sets forth the compensation of our non-employee directors for fiscal 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Sanju K. Bansal (2)	$30,000	$100,021	$130,021
Peter J. Grua (2)(3)	50,000	100,021	150,021
Kelt Kindick (2)	40,000	160,015	200,015
Mark R. Neaman (2)	30,000	100,021	130,021
Leon D. Shapiro (2)	30,000	100,021	130,021
LeAnne M. Zumwalt (2)	40,000	100,021	140,021

(1)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of RSUs granted in fiscal 2012. The grant date fair value of the RSU awards was $24.23 per share, and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant.

(2)	The aggregate number of shares subject to stock options held by each non-employee director at March 31, 2012 was as follows: Mr. Bansal, 60,000; Mr. Grua, 40,000; Mr. Kindick, 170,000; Mr. Neaman, 120,832; Mr. Shapiro, 10,000; and Ms. Zumwalt, 90,000.

(3)	Mr. Grua’s $50,000 fee includes his annual retainer of $30,000 for his service on the Board, $10,000 for his service as chair of the Compensation Committee, and $10,000 for his service as chair of our investment committee.

Related Person Transactions

The Audit Committee, pursuant to its written charter, is charged with the responsibility for reviewing, approving, or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. SEC rules define such transactions as any transaction since the beginning of our last fiscal year or any proposed transaction involving the company with a value of over $120,000 and in which one of our executive officers, directors, or greater than five percent stockholders (or a member of the immediate family of any of the foregoing persons) has a material direct or indirect interest. The Audit Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented.

The spouse of Cormac Miller, one of our named executive officers, has been an employee of the company since 1999. She presently serves as a manager in the sales and marketing function of the company, and received an annual base salary for fiscal 2012 of less than $120,000. In addition to her base salary, Mr. Miller’s spouse is entitled to incentive payments based on her sales and other performance. She received for fiscal year 2012 an award of 2,480 RSUs that vest in four equal installments during the four-year period following the grant date.

The Audit Committee reviewed and approved or ratified each of fiscal 2012 transactions described above.

Corporate Governance Principles

On May 2, 2012, the Board adopted Corporate Governance Principles to assist it in the exercise of its duties in the best interests of the company and its stockholders. The adoption of these principles is consistent with the Board’s commitment to uphold the highest standards of conduct by the Board and the company’s management in the discharge of their duties. The Corporate Governance Principles are available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page. To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers under, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate the director(s) or group of directors to whom you wish to direct your communication.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the designated member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the designated member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of the SEC’s Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

THE COMPENSATION COMMITTEE

Peter J. Grua, Chair

Kelt Kindick

Leon D. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes our compensation philosophy and policies and the compensation earned by each of the named executive officers identified in the Summary Compensation Table under “Executive Compensation” for their service in fiscal 2012.

Executive Summary

Compensation Philosophy.    Our compensation and benefit plans are designed to create value for our stockholders in three primary ways:

•	by attracting and retaining highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values;

•	by motivating and rewarding executives for the creation of long-term value as measured by their ability to achieve annual financial and strategic goals approved by the Compensation Committee; and

•

by balancing the focus on short-term and longer-term business performance through an appropriate mix of compensation vehicles (including annual cash-based incentives and equity awards) tied to the achievement of individual and company goals.

These fundamental principles guide the design and implementation of our compensation programs for our named executive officers.

Company Performance.    Overall performance for the calendar year ended December 31, 2011 was strong, exceeding expectations established at the beginning of the year. The company outperformed target goals under its annual incentive plan for revenue, contract value performance, adjusted EBITDA, adjusted earnings per share, and share price growth. The company’s target and actual performance for calendar year 2011 based on these measures are set forth in the following table.

	Target	Actual
Revenue	$321 - $333 million	$352 million
Contract value growth	15%	28.8%
Adjusted EBITDA	$56 - $61 million	$63 million
Non-GAAP earnings per share	$1.85 - $2.03	$2.11

We define contract value as the aggregate annualized revenue attributable to all agreements in effect at a particular date. Adjusted EBITDA and adjusted earnings per share are not financial measures calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” We define adjusted EBITDA as net income before provision for income taxes; other income, net, which includes interest income, gains on investment in common stock warrants, and foreign currency losses and gains; depreciation and amortization of property and equipment; amortization of intangibles (included in Cost of Services in our consolidated statements of income); acquisition and similar transaction charges; fair value adjustments to acquisition-related earn-out liabilities; equity in loss of unconsolidated entity; and share-based compensation expense. We define non-GAAP earnings per share as net income per diluted share, excluding the net of tax effect of amortization of acquisition-related intangibles; acquisition and similar transaction charges; gains on investment in common stock warrants; equity in loss of unconsolidated entity; share-based compensation expense; and fair value adjustments made to the company’s acquisition-related earn-out liabilities.

Additionally, the company’s business operations for calendar year 2011 showed improved performance across all product lines, and the company successfully launched multiple new products.

Compensation Decisions for Fiscal 2012.    Our compensation programs for fiscal 2012 reflected the Compensation Committee’s objectives of focusing our executives on strategic objectives and stockholder value, reinforcing the connection between pay and performance, and compensating executives at a market rate competitive to peer companies. The Compensation Committee’s compensation actions included the following:

•

retaining an independent compensation consultant, The Delves Group, to complete a competitive compensation benchmarking analysis and an evaluation of each individual component of executive compensation relative to our peers, with a target total compensation level between the 50th and 75th percentiles of our peer group;

•

reviewing the performance of all executive officers and determining total compensation, with guidance from the Compensation Committee’s independent consultant, consistent with our overall compensation philosophy;

•

selectively adjusting the fiscal 2012 annual base salaries of Messrs. Musslewhite, Kirshbaum, and Felsenthal over fiscal 2011 levels in order to keep their salaries aligned with compensation benchmarks and in light of their individual performance;

•	paying annual bonuses that reflected the company’s adjusted EBITDA and contract value performance that exceeded targets, as well as strong performance on individual objectives;

•

granting equity awards that reflected a 60% RSU/40% stock option mix, consistent with mix and total value benchmarks of our peer group and the advice of the Compensation Committee’s independent consultant; and

•	ensuring each executive officer’s compliance with recently adopted stock ownership guidelines that help ensure that executive officers maintain a meaningful equity stake in the company.

Each of these actions is discussed in greater detail below.

Oversight of Our Executive Compensation Program

Our Board of Directors has established a Compensation Committee composed of independent directors, as determined under the NASDAQ Marketplace Rules, that is responsible for guiding and overseeing the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain compensation and employee benefits that are generally applicable to all employees. Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and he is not present when the Compensation Committee independently discusses and determines his compensation.

As part of the Compensation Committee’s ongoing efforts to help ensure that the company’s compensation and benefit plans fulfill the company’s goals and that the company’s practices with respect to executive compensation-related matters reflect and promote good corporate governance practices, the Compensation Committee began a process at the beginning of fiscal 2012 to, among other things, review the company’s executive compensation philosophy, review the company’s peer group of companies with respect to which market competitive assessments are made, and provide advice on the types, levels, and design of compensation that are included in the company’s executive compensation program consistent with that philosophy. In furtherance of this process, the Compensation Committee retained the services of The Delves Group, a compensation consultant, to provide the Compensation Committee with independent compensation data, analysis, and advice. The Delves Group reports to the Compensation Committee. Under its charter, the Compensation Committee has the sole authority to retain and terminate The Delves Group and to approve the firm’s fees and other retention terms. The Delves Group does not provide any work for the company other than the services performed for the Compensation Committee.

To begin the compensation review process, The Delves Group selected, and the Compensation Committee approved, seven new peer companies (Accretive Health, Inc., Allscripts Healthcare Solutions, Inc., athenahealth, Inc., Healthways, Inc., Maximus, Inc., Quality Systems, Inc., and WebMD Health Corp.) on the basis of several factors, including size, similarity of business operations, focus and markets served, and competition for executive talent. These seven new peer companies were selected to replace four companies from the peer group that are no longer traded publicly (Blackboard Inc., Diamond Management & Technology Consultants, Inc., Eclipsys Corporation, and Phase Forward Incorporated) and on the advice of The Delves Group, which suggested that a peer group should include 15 to 20 companies. The complete peer group, as updated in 2011, consists of the following companies:

Accretive Health, Inc.	Healthways, Inc.
Allscripts Healthcare Solutions, Inc.	Huron Consulting Group Inc.
athenahealth, Inc.	K12 Inc.
Blackbaud, Inc.	Maximus, Inc.
Computer Programs and Systems, Inc.	MedAssets, Inc.
The Corporate Executive Board Company	Navigant Consulting, Inc.
CoStar Group, Inc.	Quality Systems, Inc.
Exponent, Inc.	WebMD Health Corp.
Forrester Research, Inc.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison that The Delves Group prepared for the Compensation Committee. The data provided a useful reference point in the Committee’s efforts to align total executive compensation for fiscal 2012 between the 50th and 75th percentiles of our peers. The Committee did not benchmark or target a precise pay level relative to the market data, but rather the Committee allows our executive officers the opportunity to earn above median level compensation for performance that generates increasing value for stockholders. None of the named executive officers’ total compensation for fiscal 2012 exceeded the 75th percentile of our peers.

Elements of Total Direct Compensation

Our compensation programs are composed of salary, annual incentive compensation, and long-term incentive compensation.

Base Salary.    Salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, peer group assessments, and benchmarks provided by The Delves Group, the prior experience of the executive, and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Based on the Compensation Committee’s review of the compensation for the named executive officers in the beginning of fiscal 2012, the Compensation Committee increased, effective as of July 1, 2011, the annual base salary of Mr. Musslewhite from $500,000 to $575,000, of Mr. Kirshbaum from $275,000 to $300,000, and of Mr. Felsenthal from $425,000 to $450,000. The base salaries for each of our named executive officers for the fiscal year ended March 31, 2012 were as follows:

Named Executive Officer	Fiscal 2012
Robert W. Musslewhite	$575,000
Chief Executive Officer
Michael T. Kirshbaum	300,000
Chief Financial Officer
David L. Felsenthal	450,000
President
Cormac F. Miller	300,000
Executive Vice President
Richard A. Schwartz	425,000
Executive Vice President

Annual Incentive Compensation.    At the beginning of fiscal 2013, our Chief Executive Officer, Mr. Musslewhite, reviewed with the Compensation Committee the quantitative and qualitative goals approved by the Compensation Committee in the beginning of fiscal 2012 for each of the named executive officers (which are described below under “Factors Considered in Award” for each named executive officer) other than himself and the achievement by each such other officer of success against those pre-determined goals, as well as changes in responsibility levels, and input obtained from other members of the company’s senior management. With respect to the annual incentive compensation for the company’s Chief Executive Officer, the Compensation Committee reviewed Mr. Musslewhite’s performance against the quantitative and qualitative goals approved by the Compensation Committee in the beginning of fiscal 2012 (which are described below under “Factors Considered in Award” for Mr. Musslewhite) and considered information relating to his performance during fiscal 2012 from other members of the company’s senior management. The Compensation Committee also reviewed the peer group benchmark data provided by The Delves Group in determining the absolute levels for annual incentive compensation targets and the overall mix of compensation types.

When determining the annual incentive compensation for each of the named executive officers, the Compensation Committee took into consideration the financial and non-financial objectives described below with respect to the particular named executive officer. In fiscal 2012, the company’s financial objectives – against which the named executive officers with annual cash-based incentive plans were measured and which determined 60% of their target incentive compensation — included adjusted EBITDA performance (calculated as described above) and contract value growth (calculated as described above) during the calendar year ended December 31, 2011, as compared with the measures for the prior calendar year. The specific payout levels of the portion of the annual incentive compensation based on these financial objectives for fiscal 2012 were determined by reference to the following:

Metric	Weighting	Relativity to Target	Payout (as a Percent of Target)	Target	Actual
Adjusted EBITDA	24%	Below Target:	0%
		At or Above Target:	100%	$56+ million	$63 million
Contract Value Growth	36%	Well Below Target (<12%):	0%
		Below Target (14%):	50%
		Target (15%):	100%	15% growth	28.8% growth
		Above Target (16%):	125%
		Well Above Target (17%):	150%
		Shatter the Plan (20%):	200%

These company performance metrics were utilized because the Compensation Committee believes that they directly reflect stockholder value and offer a comprehensive and clear measure of the company’s business performance during the calendar year. These payout levels were set at challenging levels such that attainment of executive target bonuses was not assured at the time they were set and would require a high level of effort and execution on the part of our executive management team in order to receive a bonus payout. The remaining 40% of the target annual incentive compensation was determined based on the achievement of individual goals and priorities, some of which were measured quantitatively and others subjectively through comprehensive performance evaluations. Actual annual incentive awards were based on levels of achievement against these goals and priorities and can range from 0% of target to 150% of target. Details on each executive’s annual incentive opportunity, annual incentive award, and factors considered when determining each award are presented below:

Robert M. Musslewhite

Fiscal 2012 annual incentive compensation

Target	Maximum	Actual Award
$575,000	$897,000	$897,000

Factors Considered in Award

•	The company substantially exceeding its adjusted EBITDA target for the calendar year ended December 31, 2011;

•	The company substantially exceeding its contract value growth target for the calendar year ended December 31, 2011;

•	Continued refinement of a strong growth strategy and leadership of several initiatives in furtherance of the strategy;

•	Successful completion of two important acquisitions;

•	Management of strong performance and multiple innovations in the sales and account management functions;

•	Team building and talent management; and

•	Performance in investor communications and messaging.

Fiscal 2013 annual incentive compensation

Target	Maximum
$600,000	$936,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Continued focus on the company’s growth strategy (20%)

•	Executing against certain operational objectives (5%)

•	Talent management (10%)

•	Shareholder relations (5%)

Michael T. Kirshbaum

Fiscal 2012 annual incentive compensation

Target	Maximum	Actual Award
$225,000	$351,000	$328,500

Factors Considered in Award

•	The company substantially exceeding its adjusted EBITDA target for the calendar year ended December 31, 2011;

•	The company substantially exceeding its contract value growth target for the calendar year ended December 31, 2011;

•

Role as a strong steward and management of the company’s financial strategy in support of key business priorities, including leading the company-wide process for budgeting, investment, and acquisition decisions;

•	Contribution to the company’s growth strategy and organizational decisions; and

•	Further development and leadership of the company’s finance department.

Fiscal 2013 annual incentive compensation

Target	Maximum
$225,000	$351,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Executing against certain financial strategy and management objectives (20%)

•	Investor relations (10%)

•	Leadership objectives (10%)

David L. Felsenthal

Fiscal 2012 annual incentive compensation

Target	Maximum	Actual Award
$400,000	$624,000	$624,000

Factors Considered in Award

•	The company substantially exceeding its adjusted EBITDA target for the calendar year ended December 31, 2011;

•	The company substantially exceeding its contract value growth target for the calendar year ended December 31, 2011;

•	Oversight of multiple areas of operational execution and innovation, including product innovations and the achievement of strong institutional renewal rates;

•	Strong leadership of major vertical programs and achievement of successful financial results;

•	Management of strong performance in the sales and account management functions; and

•	Strong performance relating to talent and resource management.

Fiscal 2013 annual incentive compensation

Target	Maximum
$400,000	$624,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Certain operational execution and growth strategy objectives (15%)

•	Sales and account management performance and innovation objectives (15%)

•	Certain talent and resource management goals (10%)

Richard A. Schwartz

Fiscal 2012 annual incentive compensation

Target	Maximum	Actual Award
$125,000	$195,000	$188,750

Factors Considered in Award

•	The company substantially exceeding its adjusted EBITDA target for the calendar year ended December 31, 2011;

•	The company substantially exceeding its contract value growth target for the calendar year ended December 31, 2011;

•

Strong leadership of the company’s physician-related programs, including operational effectiveness, leadership on strategy, product positioning and branding, and rapid growth of the physician-related program organization; and

•	Continued integration of the company’s Southwind and PivotHealth businesses following their acquisitions by the company.

Fiscal 2013 annual incentive compensation

Target	Maximum
$150,000	$234,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Achieving growth and innovation goals (15%)

•	Certain operational execution objectives (20%)

•	Certain talent and resource management goals (5%)

Cormac F. Miller

Fiscal 2012 annual incentive compensation

Target	Maximum	Actual Award
$100,000	$156,000	$146,000

Factors Considered in Award

•	The company substantially exceeding its adjusted EBITDA target for the calendar year ended December 31, 2011;

•	The company substantially exceeding its contract value growth target for the calendar year ended December 31, 2011;

•	Effective management of the company’s firm wide growth strategy;

•	Successful new product launches and strong early efforts in end-of year initiatives that set the stage for a strong fiscal 2012; and

•	Successful consummation of two capability-enhancing acquisitions.

Fiscal 2013 annual incentive compensation

Target	Maximum
$125,000	$195,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Certain firm wide growth strategy objectives (15%)

•	Certain new product development execution and corporate development goals (20%)

•	Certain talent and resource management goals (5%)

Long-term incentive compensation. A significant portion of total direct compensation to our named executive officers is long-term incentive compensation, which includes stock-based awards. While there is no specific targeted mix between annual and long-term compensation by individual executive position, we do vary the mix by executive seniority level. In general, as executive seniority levels increase, more weight is placed on stock-based compensation. Compensation of this nature creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers benefit from increases in the value of the company’s stock. Grants of stock-based awards also serve as an important tool for retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. While we do not target a specific allocation between cash and non-cash compensation, or between annual and long-term compensation by position, the Compensation Committee referred to benchmarks and other publicly available data in determining allocations between cash and non-cash compensation and annual and long-term compensation. We evaluate each component of compensation together with total overall compensation and consider internal factors that may cause us to target a particular element of an executive’s compensation for specific treatment. These internal factors include the executive’s operating responsibilities, management level, and unique contribution for the period in question.

Our stock-based incentive compensation plan generally includes the use of stock options and restricted stock units, or “RSUs.” Stock options provide the holder with a strong performance-based incentive since the value of a stock option depends upon an increase in our stock price from the price on the date of grant. The fair value of an RSU fluctuates with the upward or downward movements in stock price, which serves to align management’s interest with those of stockholders while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the company even if our stock price declines after the date of the grant. Generally, our stock-based compensation awards vest 25% per year beginning one year from the date of grant. With vesting typically occurring over four years, the value of a stock-based award may be realized by the executive only so long as the executive’s employment with the company continues, creating a strong retention incentive.

Grants of stock-based awards to our named executive officers are generally made as part of a broad grant to other company employees, which occurs annually (typically in the first half of the calendar year). The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the date of grant, as reported on the NASDAQ Global Select Market.

The Compensation Committee or the full Board reviews with our Chief Executive Officer and our Chief Talent Officer the annual grant recommendations for named executive officers and other company employees in advance of the grant date. Based on these discussions, our Chief Executive Officer provides final grant recommendations to the Compensation Committee for approval within approximately thirty days after the initial meeting with the Compensation Committee or the full Board. The Compensation Committee may accept, reject, or modify the Chief Executive Officer’s recommendations in its discretion. The Committee accepted the Chief Executive Officer’s recommendations for awards made for fiscal 2012. The grant date is the date of approval of the awards by our Compensation Committee or the Board. The Board has delegated the authority to our Chief Executive Officer to grant a limited number of stock-based awards to employees, other than our named executive officers, between meetings of the Board or of the Compensation Committee in accordance with guidelines established by the Compensation Committee. The grant date for all interim awards is the date of approval by the Compensation Committee, the Board, or the Chief Executive Officer pursuant to delegated authority, as applicable.

Stock-based awards were made to each of the named executive officers in April 2011 at the same time as the annual broad grant to other company employees. In determining these equity awards, the Compensation Committee took into account the awards to similar executives within our peer group of companies; the CEO’s recommendations (for all officers other than himself) based on a thorough evaluation of each individual’s performance and the importance of the executive’s long-term retention; each executive’s total compensation; and the impact on the company’s overall equity plan and number of shares outstanding. Based on these considerations, the Compensation Committee awarded stock-based compensation to each executive, as outlined below. The Company calculates the fair value of all stock option awards on the date of grant using the Black-Scholes model, while the fair value of RSUs is based on the grant date closing price of the Company’s common stock of $24.23, as reported on The NASDAQ Global Select Stock Market.

	Stock Options	RSUs	Grant Date Value
Robert W. Musslewhite	88,440	43,336	$1,750,034
Michael T. Kirshbaum	24,008	11,760	474,968
David L. Felsenthal	64,432	31,576	1,275,065
Cormac F. Miller	22,744	11,144	450,038
Richard A. Schwartz	22,744	11,144	450,038

All awards above vest in four equal annual installments.

Stock Ownership Guidelines

The Compensation Committee believes that the company’s goal of aligning the interests of our named executive officers is better achieved by ensuring that those officers maintain a meaningful stake in the equity of the company. Therefore, to facilitate this alignment the Compensation Committee adopted in March 2011 stock ownership guidelines requiring executive officers and non-employee directors to own specified amounts of common stock (which may include unvested restricted stock units and deferred shares). Ownership requirements vary by position and are based on a multiple of each officer’s base salary or annual retainer, as set forth below. The guidelines, which became effective April 1, 2011, require individuals to be in compliance by April 1, 2016 and to hold at least 25% of the net after tax share issuances from the vesting of any RSUs until the stock target ownership requirement is met.

Position	Stock Target Ownership
Chief Executive Officer	Four times annual base salary
President	Three times annual base salary
Chief Financial Officer	Two times annual base salary
Other Executive Officers	One times annual base salary
Non-Executive Officer Directors	Three times annual retainer or other annual base cash compensation

In March 2012, the Compensation Committee reviewed the ownership holdings of all executive officers and non-executive directors and found that all officers and directors exceed their target ownership levels.

Other Benefits

The named executive officers participate in the same company-wide benefit plans designed for all of our full-time employees, including a limited number of company-sponsored insurance and other benefit plans. We presently believe that it is more cost-effective to pay members of the company’s senior management a highly competitive salary, bonus, and long-term incentive award than to maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.    The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees. The named executive officers are eligible to participate in our company-wide personal medical, dental, life, and disability insurance plans, and other broad-based benefit plans. Certain members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.    We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. The company provides discretionary contributions in the range of 0% to 100% of an employee’s contribution, up to a maximum of 4% of the employee’s base salary. The percentage of the discretionary contribution is determined by the company after the end of the applicable plan year.

Executive Perquisites and Other Compensation.    Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the named executive officers was less than $10,000 for each named executive officer in fiscal 2012.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation to $1 million per year for the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options granted during fiscal 2012 are designed to qualify for exclusion from this limitation so as to be deductible. While other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee may not structure all compensation arrangements to satisfy all of the conditions required under Section 162(m) because the Committee wishes to retain flexibility in the administration of our executive compensation programs.

Employment Agreements with Messrs. Musslewhite and Felsenthal

In connection with Mr. Musslewhite’s promotion to Chief Executive Officer and Mr. Felsenthal’s promotion to President, each of which was effective on September 1, 2008, the company sought to renegotiate agreements entered into in October 2001 with Mr. Felsenthal relating to the acceleration of vesting of his stock-based awards and potential payments upon termination of his employment, and, for purposes of the long-term retention of Mr. Musslewhite, to enter into an employment agreement with Mr. Musslewhite that provided to him some, but not all, of the same benefits and security provided to Mr. Frank Williams, who was at that time transitioning to executive chairman, and Mr. Felsenthal in their agreements. The employment agreements with Messrs. Musslewhite and Felsenthal are discussed in further detail below in the “Executive Compensation” section of this proxy statement under “Employment Agreements and Arrangements.”

Severance and Change of Control Arrangements

The employment agreements of Messrs. Musslewhite and Felsenthal provide severance payments and other benefits in the event the company terminates the executive’s employment without cause or the executive terminates his employment with us for “good reason,” as defined in the agreements. In the event of a change of control of the company, each executive’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control.

We believe that protections in the event of a termination without cause or in circumstances that constitute good reason under the terms of the applicable employment agreement eliminate potential and unnecessary uncertainty in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions lead to significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time, when their prospects for continued employment following the transaction may be uncertain, we provide each of these named executive officers with severance benefits in the event that the executive’s employment terminates in connection with a change of control.

The change of control protection benefits provided to Messrs. Musslewhite and Felsenthal in their employment agreements include reimbursement for the full amount of any excise taxes imposed under Section 4999 of the Code. However, this excise tax gross-up will not be made if the total amount of such change of control protection benefits exceeds the threshold by which such excise tax is triggered by $50,000 or less. Under these circumstances, the executive’s severance benefits will be reduced to the extent necessary to avoid excise tax triggers. In providing this protection to Messrs. Musslewhite and Felsenthal, the Compensation Committee carefully considered concessions made by these officers in their respective employment agreement negotiations and the fact that certain other companies provide tax-gross up protections following a change of control to one or more of their named executive officers.

The specific severance benefits payable to our named executive officers are set forth below under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Effective July 2009, our Compensation Committee adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision that will result in the termination of the excise tax gross-up if an employment termination does not occur within three years of the change of control. In addition, under the policy any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of, or stockholder approval of, any such transaction or event.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information concerning compensation awarded or earned for services rendered for fiscal 2012, 2011, and 2010 by our named executive officers:

Name and Principal Position	Year	Salary	Stock Awards (4)	Option Awards (4)	Non-Equity Incentive Plan Compensation	All Other Compensation (5)	Total
Robert W. Musslewhite (1)	2012	$556,250	$1,050,031	$700,003	$897,000	$8,740	$3,212,024
Chief Executive Officer	2011	500,000	729,520	484,880	640,000	7,350	2,361,750
	2010	500,000	—	882,600	512,000	2,731	1,897,331
Michael T. Kirshbaum (2)	2012	293,750	284,945	190,023	328,500	8,639	1,105,857
Chief Financial Officer	2011	262,500	198,960	132,240	288,000	7,350	889,050
	2010	225,000	—	176,520	288,000	1,345	690,865
David L. Felsenthal (3)	2012	443,750	765,086	509,979	624,000	8,740	2,351,555
President	2011	425,000	530,560	352,640	512,000	7,350	1,827,550
	2010	425,000	—	676,660	384,000	1,434	1,487,094
Cormac F. Miller	2012	300,000	270,019	180,019	146,000	8,536	904,574
Executive Vice President
Richard A. Schwartz	2012	425,000	270,019	180,019	188,750	8,642	1,072,430
Executive Vice President	2011	425,000	165,800	110,200	96,000	7,350	804,350
	2010	482,040	—	147,688	—	867	630,595

(1)	Mr. Musslewhite’s salary for fiscal 2012 in the Summary Compensation Table reflects an annual salary of $500,000 for the period from April 1, 2011 through June 30, 2011, and $575,000 for the period from July 1, 2011 through March 31, 2012.

(2)	Mr. Kirshbaum’s salary for fiscal 2012 in the Summary Compensation Table reflects an annual salary of $275,000 for the period from April 1, 2011 through June 30, 2011, and $300,000 for the period from July 1, 2011 through March 31, 2012. Mr. Kirshbaum’s salary for fiscal 2011 reflects an annual salary of $225,000 for the period from April 1, 2010 through June 30, 2010, and $275,000 for the period from July 1, 2010 through March 31, 2011.

(3)	Mr. Felsenthal’s salary for fiscal 2012 in the Summary Compensation Table reflects an annual salary of $425,000 for the period from April 1, 2011 through June 30, 2011, and $450,000 for the period from July 1, 2011 through March 31, 2012.

(4)	Amounts reflect the aggregate grant date fair value of awards granted in fiscal 2012, 2011, and 2010. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the fiscal year ended March 31, 2012 included in our 2012 Form 10-K.

(5)	Includes for each named executive officer matching contributions made under our 401(k) plan.

Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of stock options and RSUs to the named executive officers in fiscal 2012 under our stock incentive plans.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)
Robert W. Musslewhite
Cash bonus		575,000	897,000
RSU grant	4/15/2011			43,336			1,050,031
Stock option award	4/15/2011				88,440	24.23	700,003
Michael T. Kirshbaum
Cash bonus		225,000	351,000
RSU grant	4/15/2011			11,760			284,945
Stock option award	4/15/2011				24,008	24.23	190,023
David L. Felsenthal
Cash bonus		400,000	624,000
RSU grant	4/15/2011			31,576			765.086
Stock option award	4/15/2011				64,432	24.23	509,979
Cormac F. Miller
Cash bonus		100,000	156,000
RSU grant	4/15/2011			11,144			270,019
Stock option award	4/15/2011				22,744	24.23	180,019
Richard A. Schwartz
Cash bonus		125,000	195,000
RSU grant	4/15/2011			11,144			270,019
Stock option award	4/15/2011				22,744	24.23	180,019

(1)	Amounts set forth in these columns represent the target and maximum annual incentive compensation amounts that potentially could have been earned for fiscal 2012 as previously described in the Compensation Discussion and Analysis section of this proxy statement under the heading “Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for fiscal 2012 by our named executive officers have been determined and were paid in June 2012, and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Stock awards consist of RSUs that vest in 25% increments on May 15, 2012, April 15, 2013, April 15, 2014, and April 15, 2015. All of the RSUs granted to the named executive officers in fiscal 2012 were granted pursuant to the company’s 2009 Stock Incentive Plan.

(3)	Option awards granted on April 15, 2011 consist of options to purchase shares of the company’s common stock that vest 25% per year beginning one year after the date of grant. Of these stock options, 50% were granted under the company’s 2005 Stock Incentive Plan and 50% were granted under the company’s 2009 Stock Incentive Plan.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the fiscal year ended March 31, 2012 included in our 2012 Form 10-K.

Employment Agreements and Arrangements

Robert W. Musslewhite

We entered into an employment agreement with Mr. Musslewhite in connection with his promotion from Executive Vice President to Chief Executive Officer of the company, effective as of September 1, 2008. Mr. Musslewhite’s employment agreement has a four-year term that will renew automatically on an annual basis unless the company or Mr. Musslewhite provides notice of nonrenewal at least one year before the last day of the term. Following a change of control, the term of the agreement will continue for the longer of the remainder of the initial four-year term or the first anniversary of the change of control, and will thereafter renew automatically on an annual basis unless the company or Mr. Musslewhite provides notice of nonrenewal no later than one year before the last day of the then-current term. The employment agreement provides for an initial annual salary of $500,000. Mr. Musslewhite also is entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee.

During his employment with us and for two years following the termination of his employment, Mr. Musslewhite will be subject to certain non-solicitation and non-competition restrictions.

David L. Felsenthal

In connection with Mr. Felsenthal’s promotion to President of the company, the company and Mr. Felsenthal entered into an employment agreement effective as of September 1, 2008. Mr. Felsenthal’s employment agreement has a four-year term that will renew automatically on an annual basis unless the company or Mr. Felsenthal provides notice of nonrenewal at least one year before the last day of the term. The employment agreement provides for an initial annual salary of $425,000. Mr. Felsenthal also is entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee.

In October 2001, the company entered into an agreement with Mr. Felsenthal concerning exclusive services, confidential information, business opportunities, non-competition, non-solicitation and work product, which was substantially similar to the terms of the agreements between the company and Messrs. Kirshbaum, Miller, and Schwartz described below. Mr. Felsenthal’s employment agreement amended that October 2001 agreement between the company and Mr. Felsenthal to provide that, during his employment with us and for two years following the termination of his employment, Mr. Felsenthal would be subject to certain non-solicitation and non-competition provisions in addition to those provided for in Mr. Felsenthal’s employment agreement in connection with the termination of his employment.

Outstanding Equity Awards at March 31, 2012

The following table sets forth information regarding the number of shares underlying unexercised stock options and the number and value of unvested RSUs held by the named executive officers at March 31, 2012.

		Option Awards					Stock Award
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Robert W. Musslewhite		4,000	—		17.22	12/30/2013
		24,000	—		17.53	11/23/2014
		198,948	—		22.38	5/20/2015
	(2)	4,000	30,000		9.26	4/17/2014
	(3)	—	120,000		9.26	4/17/2016
	(4)	14,666	22,000		16.58	4/27/2015
	(5)	—	44,000		16.58	4/27/2017
	(6)	—	44,220		24.23	4/15/2016
	(7)	—	44,220		24.23	4/15/2018
	(8)						33,000	1,462,230
	(9)						43,336	1,920,218

		Option Awards					Stock Award
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael T. Kirshbaum		12,000	—		14.64	2/3/2013
		18,000	—		17.41	3/8/2014
		31,500	—		22.38	5/20/2015
	(2)	15,000	6,000		9.26	4/17/2014
	(10)	—	24,000		9.26	4/17/2016
	(4)	6,000	6,000		16.58	4/27/2015
	(5)	—	12,000		16.58	4/27/2017
	(6)	—	12,004		24.23	4/15/2016
	(7)	—	12,004		24.23	4/15/2018
	(11)						1,050	46,526
	(8)						9,000	398,790
	(9)						11,760	521,086
David L. Felsenthal		32,000	—		16.20	2/18/2013
		54,000	—		17.41	3/8/2014
		116,052	—		22.38	5/20/2015
	(2)	4	23,000		9.26	4/17/2014
	(12)	—	92,000		9.26	4/17/2016
	(4)	16,000	16,000		16.58	4/27/2015
	(5)	—	32,000		16.58	4/27/2017
	(6)	—	32,216		24.23	4/15/2016
	(7)		32,216		24.23	4/15/2018
	(8)						24,000	1,063,440
	(9)						31,576	1,399,133
Cormac F. Miller		32,000	—		17.41	3/8/2014
		28,000	—		22.38	5/20/2013
	(2)	16,020	5,180		9.26	4/17/2014
	(13)	—	20,800		9.26	4/17/2016
	(4)	6,000	6,000		16.58	4/27/2015
	(5)	—	12,000		16.58	4/27/2017
	(6)	—	11,372		24.23	4/15/2016
	(7)	—	11,372		24.23	4/15/2018
	(8)						9,000	398,790
	(9)						11,144	493,791
Richard A. Schwartz			5,000	—	17.41	3/8/2014
			33,000	—	22.38	5/20/2013
		(2)	10,000	12,500	9.26	4/17/2014
		(14)	—	12,500	9.26	4/17/2016
		(4)	5,000	5,000	16.58	4/27/2015
		(5)	—	10,000	16.58	4/27/2017
		(6)	—	11,372	24.23	4/15/2016
		(7)	—	11,372	24.23	4/15/2018
		(8)					7,500	332,325
		(9)					11,144	493,791

(1)	Based on the closing market price of $44.31 on March 30, 2012.

(2)	Unexercisable stock options vest on April 17, 2012.

(3)	Options to purchase 45,000 shares vest on April 17, 2012 and options to purchase 75,000 shares vest on April 17, 2013.

(4)	Unexercisable stock options vest on April 27, 2012.

(5)	Unexercisable stock options vest in equal increments on April 27, 2013 and 2014.

(6)	Unexercisable stock options vest in equal increments on April 15, 2012 and 2013.

(7)	Unexercisable stock options vest in equal increments on April 15, 2014 and 2015.

(8)	Unvested RSUs vest in equal increments on April 27, 2012, 2013, and 2014.

(9)	Unvested RSUs vest in equal increments on May 15, 2012, April 15, 2013, April 15, 2014, and April 15, 2015.

(10)	Options to purchase 9,000 shares vest on April 17, 2012 and options to purchase 15,000 shares vest on April 17, 2013.

(11)	Unvested RSUs vest on March 6, 2013.

(12)	Options to purchase 34,500 shares vest on April 17, 2012 and options to purchase 57,500 shares vest on April 17, 2013.

(13)	Options to purchase 7,800 shares vest on April 17, 2012 and options to purchase 13,000 shares vest on April 17, 2013.

(14)	Options to purchase 12,500 shares vest on April 17, 2013.

Option Exercises and Stock Vested in Fiscal 2012

The following table sets forth information regarding the number and value of stock options exercised and RSUs vested for each named executive officer in fiscal 2012.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Robert W. Musslewhite	119,334	2,811,157	24,404	878,116
Michael T. Kirshbaum	30,750	521,741	8,774	261,532
David L. Felsenthal	111,496	1,849,855	11,350	355,119
Cormac F. Miller	30,000	517,992	4,012	122,347
Richard A. Schwartz	61,000	1,253,679	3,674	116,607

(1)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the market price on the exercise date and the exercise price of the stock option.

(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to restricted stock units awards that vested by (b) the closing price of the common stock as reported on the NASDAQ Global Select Market on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on March 31, 2012, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005, 2006, and 2009 Stock Incentive Plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year after the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005, 2006, and 2009 Stock Incentive Plans provide that, if within one year after a change of control the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award shall be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events: (1) the acquisition of 50% of the securities of the company by an individual, entity, or group; (2) consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and (3) approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company, or wholly-owned by another permitted holder.

Individual Agreements

Robert W. Musslewhite Employment Agreement

The employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”: (1) a lump-sum payment equal to two times Mr. Musslewhite’s then current annual base salary; (2) all stock-based awards made to Mr. Musslewhite on May 20, 2008 and any subsequent stock-based awards will automatically vest and become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date, except that any stock-based awards granted on or after May 20, 2008 that cliff-vests shall become vested pro rata based on the total vesting period of such awards and the period commencing on the grant date of such awards and the first anniversary of the termination date; and (3) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Musslewhite’s termination of employment. In addition, the employment agreement with Mr. Musslewhite provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Musslewhite and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability.

In the event of a change of control of the company, Mr. Musslewhite’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or Mr. Musslewhite terminates employment for “good reason” after the change of control.

For purposes of Mr. Musslewhite’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the term of Mr. Musslewhite’s employment agreement does not constitute a termination without cause, except that notice of nonrenewal by the company constitutes a termination without cause if the notice of nonrenewal is provided to Mr. Musslewhite in connection with a change of control of the company;

•

the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite is no longer the Chief Executive Officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite is no longer serving on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Musslewhite is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters; and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

David L. Felsenthal Employment Agreement

The employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”: (1) a lump-sum payment equal to two times Mr. Felsenthal’s then current annual base salary; (2) all of Mr. Felsenthal’s stock-based awards will automatically vest and become exercisable; and (3) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Felsenthal’s termination of employment. In addition, the employment agreement with Mr. Felsenthal provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Felsenthal and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Musslewhite’s employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the term of the employment agreement by the company constitutes a termination without cause, effective as of the last day of the then-current term; and

•

the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal is no longer the President of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal is no longer reporting directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal serves on the Board of Directors of the company during the term of the employment agreement and then is no longer serving on the Board of Directors of the company or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Felsenthal is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Kirshbaum, Miller, and Schwartz

Messrs. Kirshbaum, Miller, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation, and work product. These agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board, as the case may be, and, if the individual is terminated for cause or resigns, for a period of three years thereafter. These agreements also provide that the individuals will not disclose any of our confidential or proprietary information. If the individual’s employment is terminated by us without cause, we may require the individual not to compete for up to two one-year periods, provided that we pay the individual 125% of his then annual base salary for each such one-year period. The payments are not reflected in the table below because they are provided only if the company elects to invoke the non-compete terms.

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
Robert W. Musslewhite
Termination payment	N/A	$1,150,000	—	$1,150,000
Vesting of Stock Options (1)	$8,863,555	3,682,779	—	8,863,555
Vesting of RSUs (2)	3,382,448	967,465	—	3,382,448
Health and welfare benefits	—	15,998	—	15,998
Michael T. Kirshbaum
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	2,032,721	—	—	2,032,721
Vesting of RSUs (2)	966,401	—	—	966,401

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
David L. Felsenthal
Termination payment	N/A	900,000	—	900,000
Vesting of Stock Options (1)	6,655,585	6,655,585	—	6,655,585
Vesting of RSUs (2)	2,462,573	2,462,573	—	2,462,573
Health and welfare benefits	—	14,217	—	14,217
Cormac F. Miller
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	1,866,439	—	—	1,866,439
Vesting of RSUs (2)	892,581	—	—	892,581
Richard A. Schwartz
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	1,748,900	—	—	1,748,900
Vesting of RSUs (2)	826,116	—	—	826,116

(1)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the closing price of the company’s common stock as of March 31, 2012 as reported on the NASDAQ Global Select Market and are based upon the difference between $44.31 and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the closing price of the company’s common stock on March 31, 2012 as reported on the NASDAQ Global Select Market.

SECURITY OWNERSHIP

The following table presents, as of July 1, 2012 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the Summary Compensation Table under “Executive Compensation”; and

•	all directors and executive officers of the company as a group.

As of July 1, 2012, there were 34,534,117 shares outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant, or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Robert W. Musslewhite	349,894	1.0
Sanju K. Bansal	54,128	*
Peter J. Grua	29,556	*
Kelt Kindick	135,048	*
Mark R. Neaman	128,988	*
Leon D. Shapiro	4,556	*
Frank J. Williams	147,032	*
LeAnne M. Zumwalt	94,000	*
David L. Felsenthal	355,988	1.0
Michael T. Kirshbaum	116,520	*
Cormac F. Miller	110,936	*
Richard A. Schwartz	72,972	*
FMR LLC and other	3,399,424	9.8
T. Rowe Price Associates, Inc. and other	3,364,670	9.7
Morgan Stanley and other	2,999,406	8.7
TimesSquare Capital Management, LLC	2,488,398	7.2
Royce & Associates, LLC	1,864,660	5.4
BlackRock, Inc.	1,645,700	4.8
All directors and executive officers as a group (15 people)	1,765,406	4.9

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of July 1, 2012 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of July 1, 2012 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning FMR LLC and other is based on a Schedule 13G/A filed with the SEC on March 12, 2012 by FMR LLC and Edward C. Johnson 3d, the Chairman of FMR LLC. The reporting persons report that, as of March 9, 2012, FMR LLC had sole voting power with respect to 5,400 of the shares shown and sole dispositive power with respect to 3,399,424 of the shares shown. The reporting persons report that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of the shares shown as a result of acting as investment adviser to various investment funds. Mr. Johnson and FMR LLC, through their control of Fidelity and certain funds managed by Fidelity, each has sole power to dispose of the shares shown, but neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the board of trustees of such funds. The address of the reporting persons is 82 Devonshire Street, Boston, Massachusetts 02109.

The information concerning T. Rowe Price Associates, Inc. and other is based on a Schedule 13G/A filed with the SEC on April 10, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”) and by T. Rowe Price

New Horizons Fund, Inc. (“Price Horizons”). The reporting persons report that, as of March 31, 2012, Price Associates had sole voting power with respect to 838,190 of the shares shown and sole dispositive power with respect to 3,364,670 shares of the shares shown and Price Horizons had sole voting power with respect to 2,105,200 of the shares shown and dispositive power over none of the shares shown. The reporting persons report that Price Associates, an investment adviser, does not serve as custodian of the shares of any of the clients for whom it serves as investment adviser, and does not have the right to receive dividends paid with respect to, and proceeds from the sale of, such shares. The address of the reporting persons is 100 East Pratt Street, Baltimore, Maryland 21202.

The information concerning Morgan Stanley and other is based on a Schedule 13G/A filed with the SEC on February 8, 2012 by Morgan Stanley and by Morgan Stanley Investment Management Inc. (“Morgan Stanley Investment”). The reporting persons report that, as of December 31, 2011, Morgan Stanley had sole voting power with respect to 2,860,154 of the shares shown and sole dispositive power with respect to 2,999,406 of the shares shown and Morgan Stanley Investment had sole voting power with respect to 2,860,154 of the shares shown and sole dispositive power with respect to 2,999,406 of the shares shown. The reporting persons report that the securities beneficially owned by Morgan Stanley as a parent holding company may be deemed to be beneficially owned by Morgan Stanley Investment, which is an investment adviser and wholly-owned subsidiary of Morgan Stanley. The address of the reporting persons is 1585 Broadway, New York, New York 10036.

The information concerning TimesSquare Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 8, 2012, in which the reporting person reports that, as of December 31, 2011, it had sole voting power with respect to 2,095,998 of the shares shown and sole dispositive power with respect to 2,488,398 of the shares shown. The reporting person reports that the shares shown are owned by the investment advisory clients of TimesSquare Capital Management, LLC, and such clients have the right to receive dividends from, and proceeds from the sale of, such shares. The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

The information concerning Royce & Associates, LLC is based on a Schedule 13G/A filed with the SEC on January 5, 2012, in which the reporting person reports that, as of December 31, 2011, it had sole voting and dispositive power with respect to 1,864,640 of the shares shown. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on April 10, 2012, in which the reporting person reports that, as of March 30, 2012, it had sole voting and dispositive power with respect to 1,645,700 of the shares shown. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that are exercisable as of July 1, 2012 or that will become exercisable or will vest within 60 days of July 1, 2012 as follows: Mr. Williams, 118,910 shares; Mr. Musslewhite, 320,724 shares; Mr. Bansal, 40,000 shares; Mr. Grua, 20,000 shares; Mr. Kindick, 130,000 shares; Mr. Neaman, 120,832 shares; Mr. Shapiro, 0 shares; Ms. Zumwalt, 90,000 shares; Mr. Miller, 110,936 shares; Mr. Felsenthal, 294,616 shares; Mr. Kirshbaum, 100,502 shares; Mr. Schwartz, 64,186 shares; and all directors and executive officers as a group, 1,546,286 shares.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our compensation plans at March 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants And Rights (a)	Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	4,708,868	$17.75	5,014,396
Equity compensation plans not approved by stockholders	—	—	—

Total	4,708,868	$17.75	5,014,396

Column (c) above includes 969,634 shares of common stock remaining available for future issuance under our 2005 Stock Incentive Plan, 2,540,982 shares of common stock remaining available for future issuance under our 2009 Stock Incentive Plan, and 1,503,780 shares of common stock remaining available for future issuance under our employee stock purchase plan.

NEXT ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Inclusion of Proposals in 2013 Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2013 must be received by our corporate secretary at our principal executive offices no later than March 28, 2013. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to Rule 14a-8.

Bylaw Provisions — Presentation of Proposals at Annual Meeting.    Under our bylaws, a stockholder wishing to bring a proposal before the stockholders at any annual meeting of stockholders which is not included in our proxy statement must comply with specific notice requirements. For our next annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than May 14, 2013 or later than June 13, 2013. To be in proper form, a stockholder’s notice to our corporate secretary must set forth the following information:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of common stock, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on our books, and the name and address of such beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified us of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting. The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

If a stockholder submitting a proposal does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal that is sought to be presented by a stockholder directly at next year’s annual meeting in accordance with the advance notice provisions of our bylaws described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the company’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the company. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to us for 2012 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements during 2012.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by the company under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Other than the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

Whether or not you plan to attend the meeting, please complete, sign, date, and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.

July 26, 2012

Appendix A

PROPOSED AMENDMENT TO

CERTIFICATE OF INCORPORATION

FOURTH:    Capitalization.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred forty million (140,000,000) shares, consisting of one hundred thirty-five million (135,000,000) shares of Common Stock (“Common Stock”), par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock (“Preferred Stock”), par value $0.01 per share.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

THE ADVISORY BOARD COMPANY

SEPTEMBER 11, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 11, 2012:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and 2012 annual report to stockholders for fiscal year 2012 are available at www.advisory.com/IR

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20803030300000000000 1	091112

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

The Board of Directors recommends a vote FOR the following:				The Board of Directors recommends a vote FOR Proposals 2, 3 and 4:
1. Election of each of the following nominees to the Board of Directors:					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Sanju K. Bansal ¡ Peter J. Grua ¡ Kelt Kindick ¡ Robert W. Musslewhite ¡ Mark R. Neaman ¡ Leon D. Shapiro ¡ Frank J. Williams ¡ LeAnne M. Zumwalt		2. 3. 4.

Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

Approval of an amendment to The Advisory Board Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.

Approval, by an advisory vote, of The Advisory Board Company’s named executive officer compensation as described in the accompanying Proxy Statement.

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

THE ADVISORY BOARD COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on September 11, 2012 at the offices of The Advisory Board Company located at 2445 M Street, N.W., Washington, DC 20037, and at any postponements or adjournments thereof and, in their discretion, on any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all eight director nominees, “FOR” proposals 2, 3, and 4, and in the discretion of said proxies on any other matters properly presented for a vote at the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any postponements or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting.

(Continued and to be signed on the reverse side.)

¢	14475 ¢